Exhibit 99.1

Fortissimo Acquisition Corp. Announces Results of
Stockholder Vote On Proposed Business Combination
and Sets Liquidating Distribution Record Date

New York (October 7, 2008) — Fortissimo Acquisition Corp. (“the Company”) (OTC BB: FSMO, FSMOU, FSMOW) today held its Annual Meeting of Stockholders to vote on the proposed acquisition of Psyop, Inc. by the Company as well as various other matters. The Company filed its definitive Proxy Statement regarding the proposed acquisition with the Securities and Exchange Commission (the “SEC”) on August 12, 2008, as modified by a Proxy Statement Supplement which was filed with the SEC on September 11, 2008.

At today’s Annual Meeting of Stockholders, the proposal to acquire Psyop was not approved by the Company’s stockholders. Pursuant to its charter and the terms of its initial public offering, the Company is required to liquidate and dissolve if it has not consummated a business combination by October 11, 2008. Promptly after that date, the Company will begin the process of liquidating and dissolving itself in accordance with its charter and applicable Delaware law.

As a result, the Company expects that the amounts held in its trust account, together with interest, will be distributed to the public holders of the Company’s common stock as of the liquidating distribution record date, which will be the close of trading on Friday, October 10, 2008. As of October 6, 2008, there was approximately $28.0 million held in trust, which amounts to approximately $6.18 per share of common stock held by the Company’s public stockholders. No payments will be made in respect of the Company’s outstanding warrants or to any of its initial stockholders with respect to the shares owned by them prior to the initial public offering.

About Fortissimo Acquisition Corp.

Fortissimo Acquisition Corp. was formed on December 27, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business that has operations or facilities located in Israel, or that is a company operating outside of Israel which management believes would benefit from establishing operations or facilities in Israel. Fortissimo consummated its initial public offering in October 2006.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Fortissimo, Psyop and their combined business after completion of the proposed acquisition. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Fortissimo’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Several factors could cause actual results to differ from those set forth in the forward-looking statements including the risks detailed in Fortissimo’s filings with the Securities and Exchange Commission, including its reports on Form 10-KSB and Form 10-Q, the Proxy Statement and the Proxy Statement Supplement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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CONTACT:

Lesley Snyder
The Piacente Group, Inc.
(212) 481-2050
lesley@thepiacentegroup.com